Exhibit 99.1

Coldwater Creek Announces Third Quarter 2010 Results

Sandpoint, Idaho, December 2, 2010 — Coldwater Creek Inc. (Nasdaq: CWTR) today reported financial results for the three- and nine-month periods ended October 30, 2010.

Third Quarter 2010 Operating Results

•                  Net sales were $232.4 million, compared with $266.7 million in the fiscal 2009 third quarter. Net sales from the retail segment, which includes the Company’s premium retail stores, outlet stores and day spa locations, decreased 15.9 percent to $174.3 million, versus $207.3 million in the same period last year, primarily reflecting a decrease in comparable premium retail store sales of 20.1 percent.  Third quarter net sales from the direct segment, which includes internet, phone and mail orders, decreased 2.1 percent to $58.1 million from $59.4 million in the same period last year.

•                  Gross profit for the fiscal 2010 third quarter was $70.9 million, or 30.5 percent of net sales, compared with $97.1 million, or 36.4 percent of net sales, for the fiscal 2009 third quarter. The 590 basis point decline in gross profit margin was primarily due to increased promotional activity and deleveraging of occupancy expenses as compared to last year, which was partially offset by improvements in IMU.

•                  Selling, general and administrative expenses (“SG&A”) for the fiscal 2010 third quarter were $85.4 million, or 36.8 percent of net sales, compared with $108.2 million, or 40.6 percent of net sales, for the fiscal 2009 third quarter. The decline in SG&A was driven primarily by lower employee-related expenses, marketing expenses, and other fixed and variable costs. Employee-related expenses in the fiscal 2009 third quarter included separation agreement charges of $6.0 million.

•                  Net loss for the three-month period was $10.9 million, or $0.12 per share, compared with a net loss of $34.0 million, or $0.37 per share, for the three-month period ended October 31, 2009. Results in the third quarter of fiscal 2010 include approximately $0.9 million after tax, or $0.01 per share, of certain discrete tax benefits primarily related to the change in valuation allowance, partially offset by impairments of certain technology and store related assets. For the third quarter 2009, net loss per share included approximately $0.33 per share in charges related to a valuation allowance against net deferred tax assets and separation agreement charges.

“Our third quarter operating results were in line with the revised outlook we provided in mid October. This was a disappointing quarter for us as our fall merchandise assortment was not well received by our customers,” stated Dennis Pence, Chairman and Chief Executive Officer of Coldwater Creek. “On a positive note, we continued to tightly manage expenses with SG&A for the quarter down approximately $23 million from the third fiscal quarter last year.”

Mr. Pence continued, “We expect the challenges we experienced in fall to continue during the fourth quarter.  As we move forward, our highest priority is to continue to reposition the Coldwater Creek brand to better address the needs of our target demographic.  We are focused on improving our collections to offer a more compelling fashion sensibility and while we recognize that the transition will take some time, our April deliveries will begin to reflect our new design aesthetic being led by Jerome Jessup and his new design team.”

First Nine Months Operating Results

•                  Net sales were $729.0 million, compared with $720.2 million in the first nine months of fiscal 2009. Net sales from the retail segment were $545.7 million, versus $561.4 million in the first nine months of fiscal 2009. Direct sales were $183.3 million, compared with $158.8 million in the same period last year.

•                  Gross profit for the first nine months of fiscal 2010 was $246.6 million, or 33.8 percent of net sales, compared with $244.0 million, or 33.9 percent of net sales, for the first nine months of fiscal 2009.

•                  Selling, general and administrative expenses for the first nine months of fiscal 2010 were $254.4 million, or 34.9 percent of net sales, compared with $273.7 million, or 38.0 percent of net sales, for the first nine months of fiscal 2009. The decline in SG&A was primarily related to lower employee-related expenses and other fixed and variable costs, partially offset by slightly higher marketing expenses.

•                  Net loss for the nine-month period was $7.1 million, or $0.08 per share, compared with a net loss of $46.5 million, or $0.51 per share, for the first nine months of fiscal 2009. Results in the first nine months of fiscal 2010 include approximately $0.9 million after tax, or $0.01 per share, of certain discrete tax benefits primarily related to the change in valuation allowance, partially offset by impairments of certain technology and store related assets. For the first nine months of fiscal 2009, net loss per share included approximately $0.33 per share in charges related to a valuation allowance against net deferred tax assets and separation agreement charges.

Balance Sheet

At October 30, 2010, cash totaled $51.7 million, as compared with $69.6 million in cash at October 31, 2009.  Premium retail store inventory per square foot, including retail inventory in the distribution center, was  approximately 8.0 percent lower than at the end of the fiscal 2009 third quarter. Total inventory increased 2.3 percent to $197.5 million from $193.0 million at the end of the third quarter of 2009. Working capital increased by $15.8 million to $105.7 million from $89.9 million at October 31, 2009.

Store Openings

The Company opened 8 new premium retail stores during the three-month period ended October 30, 2010, ending the quarter with 372 premium retail stores.  As of December 2, 2010, we completed our 2010 store expansion plan with 19 new premium retail stores opened since the beginning of the fiscal year.

Conference Call Information

Coldwater Creek will host a conference call on Thursday, December 2, 2010, at 4:30 p.m. (Eastern) to discuss fiscal 2010 third quarter results. To listen to the live Web cast, log on to the Investor Relations section of the Company’s Web site at http://www.coldwatercreek.com/. The call will be archived from approximately one hour after the conference call until Thursday, December 9, 2010. The replay can be accessed by dialing (877) 870-5176 and providing conference ID 361262. A replay and transcript of the call will also be available in the investor relations section of the Company’s Web site.

Coldwater Creek is a leading specialty retailer of women’s apparel, gifts, jewelry, and accessories that was founded in 1984 and is headquartered in Sandpoint, Idaho. The company sells its merchandise through premium retail stores across the country, online at coldwatercreek.com and through its catalogs.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION:

This news release contains “forward-looking statements” within the meaning of the securities laws, including statements relating to our expected fourth quarter fiscal 2010 financial results. These statements are based on management’s current expectations and are subject to a number of uncertainties, risks and assumptions that may not fully materialize or may prove incorrect.  As a result, our actual results may differ materially from those expressed or implied by the forward-looking statements. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, but are not limited to:

•                  the inherent difficulty in forecasting consumer buying and retail traffic patterns and trends, which continue to be erratic and are affected by factors beyond our control, such as the current macroeconomic conditions, high unemployment, continuing heavy promotional activity in the specialty retail marketplace, and competitive conditions and the possibility that because of lower than expected customer response, or because of competitive pricing pressures, we may be required to sell merchandise at lower than expected margins, or at a loss;

•                  the possibility that our planned promotional activities during the fourth fiscal quarter will not reduce our inventory to expected levels;

•                  potential inability to attract and retain personnel, particularly for key merchandise and design positions;

•                  our new design aesthetic may take longer to implement than expected or may not resonate with our core and target customer demographic;

•                  difficulties in forecasting consumer demand as a result of changing fashion trends and consumer preferences;

•                  the possibility that our sales and earnings expectations will not be realized, due to changing business and economic conditions;

•                  our potential inability to recover the substantial fixed costs of our retail store base due to sluggish sales;

•                  our potential inability to continue to fund our operations solely with operating cash as a result of either lower sales or higher than anticipated costs, or both;

•                  delays we may encounter in sourcing merchandise from our foreign and domestic vendors, including the potential inability of our vendors to finance production of the goods we order or meet our production needs due to raw material or labor shortages; risks related to our foreign sourcing strategy; and the possibility that foreign sourcing may not lead to any reduction of our sourcing costs or improvement in our margins;

•                  increasing competition from discount retailers and companies that have introduced concepts or products similar to ours;

•                  difficulties encountered in anticipating and managing customer returns and the possibility that customer returns will be greater than expected;

•                  the inherent difficulties in catalog management, for which we incur substantial costs prior to mailing that we may not be able to recover, and the possibility of unanticipated increases in mailing and printing costs;

•                  unexpected costs or problems associated with our efforts to manage our expanding and increasingly complex business, including our current efforts to improve key management information systems and controls;

•                  the risk that the benefits expected from our strategic initiatives will not be achieved or may take longer to achieve than we expect;

and such other factors as are discussed in our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date of this release. We do not assume any obligation to publicly release any revisions to forward-looking statements to reflect events or changes in our expectations after the date of this release.

Contacts:

Lyn Walther

Divisional Vice President, Investor Relations

208-265-7005

Web site:  www.coldwatercreek.com

Or:

Allison Malkin and Anne Rakunas

ICR, Inc.

203-682-8225/310-954-1113

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND SUPPLEMENTAL DATA

(unaudited)

(in thousands except for per share data and store counts)

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Statements of Operations:

Net sales	$232,412	$266,658	$728,996	$720,217
Cost of sales	161,475	169,529	482,418	476,260
Gross profit	70,937	97,129	246,578	243,957
Selling, general and administrative expenses	85,425	108,192	254,426	273,665
Loss on asset impairments	1,017	—	1,017	—
Loss from operations	(15,505)	(11,063)	(8,865)	(29,708)
Interest, net, and other	(163)	(248)	(599)	(558)
Loss before income taxes	(15,668)	(11,311)	(9,464)	(30,266)
Income tax provision (benefit)	(4,811)	22,659	(2,398)	16,188
Net loss	$(10,857)	$(33,970)	$(7,066)	$(46,454)

Net loss per share - Basic and Diluted	$(0.12)	$(0.37)	$(0.08)	$(0.51)

Weighted average shares outstanding - Basic and Diluted	92,359	91,644	92,275	91,436

Supplemental Data:

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Operating Statistics:

Catalogs mailed	20,418	26,588	59,884	57,376
Premium retail store count			372	356
Spa store count			9	9
Outlet store count			37	36
Premium retail store square footage			2,183	2,108

	Three Months Ended		Nine Months Ended
	October 30,	October 31,	October 30,	October 31,
	2010	2009	2010	2009
Segment Net Sales:

Retail	$174,298	$207,298	$545,707	$561,402
Direct	58,114	59,360	183,289	158,815
Total	$232,412	$266,658	$728,996	$720,217

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except for share data)

	October 30,	January 30,	October 31,
	2010	2010	2009
	(unaudited)		(unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$51,708	$84,650	$69,640
Receivables	13,230	5,977	14,098
Inventories	197,490	161,546	192,995
Prepaid and other	12,253	9,385	14,108
Income taxes recoverable	16,857	12,074	5,322
Prepaid and deferred marketing costs	9,564	5,867	11,554
Deferred income taxes	6,302	6,938	15

Total current assets	307,404	286,437	307,732

Property and equipment, net	276,298	295,012	308,834
Deferred income taxes	—	—	79
Restricted cash	890	890	1,776
Other	1,133	1,184	1,305

Total assets	$585,725	$583,523	$619,726

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$124,134	$99,234	$140,598
Accrued liabilities	73,012	83,103	71,849
Current deferred marketing fees and revenue sharing	4,526	5,215	5,380

Total current liabilities	201,672	187,552	217,827

Deferred rents	120,455	125,337	129,748
Capital leases and other financing obligations	12,222	11,454	11,936
Supplemental Employee Retirement Plan	9,726	9,202	9,229
Deferred marketing fees and revenue sharing	5,971	7,149	7,440
Deferred income taxes	5,116	6,621	—
Other	723	647	646

Total liabilities	355,885	347,962	376,826

Commitments and contingencies

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value, 1,000,000 shares authorized, none issued and outstanding	—	—	—
Common stock, $.01 par value, 300,000,000 shares authorized, 92,398,792, 92,163,597 and 91,969,205 shares issued, respectively	924	922	920
Additional paid-in capital	125,413	124,148	122,010
Accumulated other comprehensive loss	(295)	(373)	(572)
Retained earnings	103,798	110,864	120,542

Total stockholders’ equity	229,840	235,561	242,900

Total liabilities and stockholders’ equity	$585,725	$583,523	$619,726

COLDWATER CREEK INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

(in thousands)

	Nine Months Ended
	October 30,	October 31,
	2010	2009
OPERATING ACTIVITIES:
Net loss	$(7,066)	$(46,454)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	47,221	47,478
Stock-based compensation expense	2,259	5,908
Supplemental Employee Retirement Plan expense	602	2,835
Deferred income taxes	34	23,069
Valuation allowance adjustments	(2,455)	—
Net loss on asset dispositions	430	468
Loss on asset impairments	1,017	—
Other	13	207
Net change in current assets and liabilities:
Receivables	(7,253)	1,893
Inventories	(35,944)	(57,619)
Prepaid and other and income taxes recoverable	(6,909)	5,070
Prepaid and deferred marketing costs	(3,697)	(6,193)
Accounts payable	22,526	47,949
Accrued liabilities	(11,310)	(10,855)
Change in deferred marketing fees and revenue sharing	(1,867)	2,079
Change in deferred rents	(2,502)	(6,955)
Other changes in non-current assets and liabilities	(584)	(801)
Net cash (used in) provided by operating activities	(5,485)	8,079

INVESTING ACTIVITIES:
Purchase of property and equipment	(25,984)	(18,511)
Proceeds from asset dispositions	10	38
Net cash used in investing activities	(25,974)	(18,473)

FINANCING ACTIVITIES:
Net proceeds from exercises of stock options and ESPP purchases	653	1,474
Payments on capital lease and other financing obligations	(2,043)	(1,277)
Tax withholding payments	(93)	(775)
Credit facility financing costs	—	(618)
Net cash used in financing activities	(1,483)	(1,196)

Net decrease in cash and cash equivalents	(32,942)	(11,590)
Cash and cash equivalents, beginning	84,650	81,230

Cash and cash equivalents, ending	$51,708	$69,640